As filed with the Securities and Exchange Commission on January 22, 2004

                                                            Registration No.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               EP MEDSYSTEMS, INC.
            (Exact name of registrant as specified in its charter)


       New Jersey                                     22-3212190
(State or Other Jurisdiction           (I.R.S. Employer Identification No.)
of Incorporation or Organization)
                         575 Route 73 North, Building D
                          West Berlin, New Jersey 08091
                            Telephone (856) 753-8533

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                Reinhard Schmidt
                      President and Chief Executive Officer
                               EP MedSystems, Inc.
                         575 Route 73 North, Building D
                          West Berlin, New Jersey 08091
                            Telephone (856) 753-8533

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                           Salvatore J. Vitiello, Esq.
                       Heller Ehrman White & McAuliffe LLP
                              120 West 45th Street
                          New York, New York 10036-4041
                            Telephone (212) 832-8300

        Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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


                                                    CALCULATION OF REGISTRATION FEE
============================ ================== ====================== ====================== ======================

                                                  Proposed Maximum       Proposed Maximum
  Title of each class of       Amount To Be      Offering Price Per     Aggregate Offering          Amount Of
securities to be registered     Registered             Unit(1)                 Price            Registration Fee
---------------------------- ------------------ ---------------------- ---------------------- ----------------------

   Common Stock, no par
value, $0.001 stated value       3,200,000              $3.27               $10,464,000             $1,325.78
---------------------------- ------------------ ---------------------- ---------------------- ----------------------

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee, upon the basis of the average high and low prices of our common stock as reported on the Nasdaq National Market on January 15, 2004.


     The Registrant hereby amends this registration statement on such date or dates(s) as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a) may determine.

                  SUBJECT TO COMPLETION, DATED JANUARY 22, 2004

                             PRELIMINARY PROSPECTUS


                               EP MEDSYSTEMS, INC.

                        3,200,000 Shares of Common Stock

     This prospectus relates to the resale of 3,200,000 shares of common stock of EP MedSystems, Inc. that may be offered and sold from time to time by the selling shareholders identified on page 17 of this prospectus.

     We will not receive any proceeds from the resale of shares of our common stock. The selling shareholders may offer their shares through public or private transactions at the prevailing market prices or at privately negotiated prices. The selling shareholders may make sales directly to purchasers or through brokers, agents, dealers or underwriters or through a combination of methods. The expenses of the registration of the shares under the Securities Act of 1933, as amended, and the registration or qualification of the shares under any applicable state securities laws will be paid by us. The selling shareholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares.

     Our common stock trades on The Nasdaq SmallCap Market under the symbol "EPMD." On January 20, 2004, the last reported sale price of our common stock on The Nasdaq SmallCap Market was $3.40 per share.

     The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

                       ______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                       ______________________

               The date of this prospectus is ___________, 2004.

The information in this prosepectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, in any state where the offer or sale is not permitted.




     You should rely only on the information in this prospectus or any supplement or in information incorporated herein by reference. We have not authorized anyone else to give any information or to make any representations other than those contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which that offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

     References  in  this  prospectus  to  "we,"  "us"  and  "our"  refer  to EP
     MedSystems, Inc., a New Jersey corporation.

     EP  WorkMate(R),   ALERT(R)  System,  ALERT(R)  Companion,   SilverFlex(R),
ProCath(R),   V-LERT(R),   ALERT  VT(R),  and  ViewMate(R)  are  our  registered
trademarks. EP-3(TM) Stimulator, ALERT-PA(TM), ALERT-TD(TM), ALERT CS/RA(TM) and
ViewFlex(TM) are our trademarks.



                                TABLE OF CONTENTS

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                                                                                                                Page

ABOUT THIS PROSPECTUS............................................................................................2
PROSPECTUS SUMMARY...............................................................................................3
ABOUT EP MEDSYSTEMS, INC.........................................................................................3
RISK FACTORS.....................................................................................................5
FORWARD-LOOKING STATEMENTS......................................................................................17
USE OF PROCEEDS.................................................................................................17
SELLING STOCKHOLDERS............................................................................................17
REGISTRATION RIGHTS AND LIQUIDATED DAMAGES......................................................................19
CHANGES IN INDEPENDENT ACCOUNTANTS..............................................................................20
PLAN OF DISTRIBUTION............................................................................................21
LEGAL MATTERS...................................................................................................24
EXPERTS ....................................................................................................... 24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................24
WHERE YOU CAN FIND MORE INFORMATION.............................................................................25

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf registration" process. You should read this prospectus and any supplement, together with additional information described under "Where You Can Find More Information" and the information we incorporate by reference in this prospectus described under the heading "Incorporation of Certain Documents by Reference."

                               PROSPECTUS SUMMARY

     The following summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in the common stock of EP MedSystems under the Section entitled "Risk Factors," before investing in EP MedSystems' common stock.

                            ABOUT EP MEDSYSTEMS, INC.

Business

     We were incorporated in New Jersey in January 1993 and operate in a single industry segment. We develop, manufacture and market a broad-based line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since our inception, we have acquired technology, developed new products and begun to market various electrophysiology products, including the EP-WorkMate(R) electrophysiology work station, the EP-WorkMate(R) integrated with RPM(TM) Real-time Position Management(TM) navigation technology, EP-3(TM) Stimulator, diagnostic electrophysiology catheters, the ALERT(R) System, including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters, the ViewMate(R) intracardiac ultrasound catheter system and related disposable supplies, like our unique one-piece catheter.

     Our leading product is the EP-WorkMate(R), a computerized electrophysiology workstation that monitors, displays and stores cardiac electrical activity and arrhythmia data. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis and integration with our own proprietary systems, such as the EP-3(TM) Stimulator, as well as with other technologies and systems. The EP-3(TM) Stimulator is a computerized signal generator and processor which, when integrated with the EP-WorkMate(R), is used to stimulate the heart with electrical impulses in order to locate arrhythmias. We believe that the EP-WorkMate(R), when integrated with the EP-3(TM) Stimulator, offers the most advanced computer system available to the electrophysiology market. The EP-WorkMate(R) and EP-3(TM) Stimulator accounted for approximately 81% of our total sales revenues in 2002 and approximately 86% of our total sales revenues in 2001. We also market a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies, which represented approximately 3% of our total sales revenues in 2002 and approximately 6% of our total sales revenues in 2001. The sale of fluoroscopy units in the third quarter of 2002 accounted for approximately 10% of sales for the year ended December 31, 2002. We no longer have an agreement to sell these types of units.

     We have identified the diagnosis and treatment of atrial fibrillation, a particular type of arrhythmia, as an area of interest for our ongoing development efforts. Atrial fibrillation is a condition where waves of energy collect within the atria, the upper chambers of the heart, causing erratic electrical signals that prevent the atria from providing appropriate blood flow output. Atrial fibrillation is the most prevalent type of abnormal heart rhythm which, in 2000, was estimated to afflict over 5,000,000 people worldwide (approximately 2,000,000 of such patients in the United States) with an estimated 300,000 to 400,000 new cases diagnosed each year. Although not immediately life-threatening, patients with atrial fibrillation exhibit symptoms such as palpitations, fatigue and dizziness, among others. Atrial fibrillation is linked to a significantly increased risk of stroke and to a diminished lifestyle due to decreased cardiac output.

     In an effort to address this medical condition, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy, bi-phasic electrical impulses directly to the inside of the heart to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from a European Notified Body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which permits us to sell the ALERT(R) System in the European Community. International sales of the ALERT(R) System and related catheters accounted for approximately 6% of our total sales revenues in 2002 and approximately 8% of our total sales revenues in 2001. In November 2002, we received pre-market approval from the FDA to sell the Alert(R) System in the United States. On September 30, 2003, we received pre-market approval from the FDA to sell the ALERT(R) Companion II in the United States. The ALERT(R) Companion II defibrillator improves upon the Companion I's performance and offers a significantly smaller footprint for the electrophysiology lab.

     We have also developed the ViewMate(R) intracardiac ultrasound catheter system consisting of ViewMate(R) ultrasound imaging console and Viewflex (TM) intracardiac imaging catheters. These products offer high-resolution, real-time ultrasound capability designed to improve a physician's or clinician's ability to visualize the inside of the chambers of the heart. We believe that the ViewMate(R) ultrasound system may play an important diagnostic role allowing more effective treatment of complex cardiac arrhythmias, such as ventricular tachyarrhythmia and atrial fibrillation. We received approval from a European Notified Body to sell the ViewMate(R) ultrasound system in the second quarter of 2003. We received market clearance from the FDA to sell the ViewMate(R) ultrasound system in the United States on October 20, 2003.

     We have a history of operating losses and we expect that our future operating expenses will continue to increase and, as such, we are likely to continue to have operating losses.

     For additional information relating to our business, operations, properties and other matters, see the documents referred to in this prospectus under the section entitled "Where You Can Find More Information" and the information we incorporate by reference in this prospectus described under the section entitled "Incorporation of Certain Documents by Reference."

Corporate Information

     We were incorporated in New Jersey in January 1993 and operate in a single industry segment. Our principal offices are located at 575 Route 73 North,
Building D, West Berlin, New Jersey, 08091, and our telephone number is 856-753-8533. Our Internet address on the world wide web is www.epmedsystems.com.

Common Stock

     Our common stock trades on The Nasdaq SmallCap Market under the symbol "EPMD."

                                  RISK FACTORS

     You should carefully consider the risks described below before deciding to invest in our common stock. An investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and the notes thereto.

     I. Risk Factors Relating to EP MedSystems, Inc. and the Industry in which We Operate.

We have a history of operating losses and expect future losses.

     We were incorporated in January 1993 and completed the initial public offering of our common stock in June 1996. We have incurred substantial operating losses in each year since 1993, with aggregate losses of approximately $3,533,000 for the period from 1993 through 1995 and annual losses for the years since our initial public offering in the approximate amounts set forth below:

                             1996                        $1,571,000
                             1997                        $4,864,000
                             1998                        $4,511,000
                             1999                        $2,996,876
                             2000                        $4,633,652
                             2001                        $4,089,105
                             2002                        $5,048,386

     At December 31, 2002, we had an accumulated deficit of approximately $31.2 million. Our net sales revenue did not cover our operating expenses of approximately $17.7 million for the year ended December 31, 2002, and sales revenue through the first nine months of 2003 has been lower than in the same time period in 2002. At December 31, 2001, we had an accumulated deficit of approximately $26.2 million. Our net sales revenue did not cover our operating expenses of approximately $14.2 million for the year ended December 31, 2001. We expect that our operating expenses will continue to exceed the revenues, and as such, we will likely continue to incur operating losses.

We may need additional funds to support operations and may need to reduce operations, sell stock or assets, or merge with another entity to continue operations.

     Our operations to date have consumed substantial capital resources, and we will continue to expend substantial and increasing amounts of capital for research, product development and testing to establish commercial-scale manufacturing capabilities, and to market potential products.

         Our future capital requirements will depend on many factors, including:

o    continued scientific progress in our research and development programs,

o    the size and complexity of our research and development programs,

o    the scope and results of testing and trials of our products,

o    the time and costs involved in applying for regulatory approvals,

o the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims,

o    competing technological and market developments,

o    our  ability  to  establish   and  maintain   collaborative   research  and
     development arrangements,

o    the cost of manufacturing scale-up and product commercialization, and

o    our ability to create an effective sales channel for our products.

     We may need to raise additional funds. If we are not able to do so, we will not be able to fund our operations. We expect that our existing capital resources, including the capital previously raised through the sale of common stock covered by this prospectus, the issuance of convertible notes under our existing revolving credit facility and the exercise of previously issued warrants, will be sufficient to fund our activities as currently planned for a period in excess of twelve months. However, in the event sales do not reach budgeted levels, the amounts expended by us for various purposes vary significantly from our estimates and/or we are unable to convert outstanding notes into shares of our common stock and borrow additional funds under our existing revolving credit facility, it will be likely that our cash requirements will exceed current projections and that we will therefore need additional financing sooner than currently expected. In the future, it is possible that we will not have adequate resources to support our business activities. In addition, we intend to repay from cash on hand the $2.2 million promissory note, plus accrued interest, which is payable to Medtronic International Limited, an affiliate of Medtronic, Inc., one of our shareholders, and is due on April 1, 2004.

     We actively seek additional funding, including public and private financings. Our choice of financing alternatives may vary from time to time depending upon various factors, including the market price of our securities, conditions in the financial markets, and the interest of other entities in strategic transactions with us. There can be no guarantee that additional financing will be available on acceptable terms, whether through collaborative arrangement, issuance of securities, or otherwise. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others that require us to relinquish rights to certain technologies or potential products. Any such delay, scale back, partnership or similar arrangement could have a negative impact on our ability to develop products, or to achieve profitability if our products are brought to market. If we obtain additional funding through sales of securities, your investment in us will be diluted.

We may need to establish collaborative agreements, and this could have a negative effect on our freedom to operate our business or profit fully from sales of our products.

     We may seek to collaborate with other medical device companies to gain access to their research and development, manufacturing, marketing and financial resources. However, we may not be able to negotiate arrangements with any collaborative partners on acceptable terms. Any collaborative relationships that we enter into may include restrictions on our freedom to operate our business or to profit fully from the sales of our products.

     Once a collaborative arrangement is established, the collaborative partner may discontinue funding any particular program or may, either alone or with others, pursue alternative technologies for the diseases we are targeting. Competing products, developed by a collaborative partner or to which a collaborative partner has rights, may result in the collaborative partner withdrawing support as to all or a portion of our technology.

     Without collaborative arrangements, we must fund our own research and development activities, accelerating the depletion of our capital and requiring us to develop our own marketing capabilities. Therefore, if we are unable to establish and maintain collaborative arrangements, we could experience a material adverse effect on our ability to develop products and, once developed, to market them successfully.

Our success will depend on continued market acceptance of the EP-WorkMate(R) and market acceptance of our EP-WorkMate(R) integrated with RPM(TM), Alert(R) System and ViewMate(R) product offerings.

     Our ability to increase revenues over the next several years will depend on the continued market acceptance by electrophysiologists of one of our products, the EP-WorkMate(R) computerized monitoring and analysis workstation and market acceptance of our Alert(R) System and ViewMate(R) product offerings. The EP-WorkMate(R) and its integrated stimulator, EP-3(TM), accounted for 81% and 82% of our sales in the years ended December 31, 2002 and 2001, respectively. Because the EP-WorkMate(R) has a list price of approximately $150,000 with an integrated EP-3(TM) Stimulator, each sale of an EP-WorkMate(R) represents a relatively large percentage of our net sales. Sales of our EP-WorkMate(R) for the first nine months of 2003 were below budgeted levels, and we cannot be sure that the EP-WorkMate(R)'s level of market acceptance and sales will increase. Decreased or flat sales or low market acceptance of our EP-WorkMate(R) products or low market acceptance of our other products could have a material adverse effect on our business, results of operations and financial condition.

We are required to obtain regulatory approvals in order to manufacture and market our products and our success will depend upon our ability to obtain those approvals.

     We received approval from the FDA to sell the ViewMate(R) in the United States in October 2003. In addition, we plan to file with the FDA to sell the Alert(R) CS/RA catheter product line in the United States in 2004. We will also be seeking FDA and European Notified Body approval for other products, including the EP-4 stimulator and various other catheter products. Approval of these products by the FDA is based upon, among other things, the results of clinical trials that demonstrate the safety and efficacy of such products. Our failure to obtain regulatory approval of these products from the FDA would have a material adverse effect on our sales, margins, business and financial condition.

Acceptance of our products by physicians and other clinicians is critical to our success.

     Acceptance and use of our products by physicians and other clinicians is critical to our success. Physician and clinician acceptance will depend upon, among other things, substantial favorable clinical experience, advantages over alternative treatments, cost effectiveness and favorable reimbursement policies of third-party payors, such as insurance companies, Medicare and other governmental programs. Our failure to obtain physician and other clinician acceptance of our products would have a material adverse effect on our business, results of operations and financial condition.

Our profitability will depend on our ability to manufacture our products efficiently and economically.

     Our profitability will depend on our ability to manufacture our products efficiently and economically. Our failure to obtain efficiency in our manufacturing processes will affect our profitability and could have a material adverse effect on our business, results of operations and financial condition.

We have limited manufacturing experience and manufacturing capacity, which may affect our ability to produce commercially viable products in sufficient quantities.

     We have limited experience in manufacturing our catheter products generally, and specifically, we have limited experience manufacturing all of our products in volumes necessary for us to achieve commercial profitability. We may not be able to establish or maintain reliable, high-volume, cost-effective manufacturing capacity, which is critical to our future profitability. We have entered into agreements to outsource a significant portion of the manufacturing of our catheter products for sale in the United States and other countries. Increasing or changing of our manufacturing capacity or sources through these and other outsourcing arrangements may make it more difficult for us to:

o        maintain quality control and assurance,

o        maintain adequate component supplies,

o        comply with FDA regulations, and

o        seek additional regulatory approval on new manufacturing processes.

We cannot assure you that we will be able to successfully manufacture our products in volumes sufficient for us to be profitable or that we can successfully increase our manufacturing capacity.

We depend on third-party sources to manufacture certain of our products and critical components for our products.

     We rely on third-party sources to manufacture our EP-3(TM) Stimulator and critical components for the ViewMate(R) and its VewFlex(TM) catheter, ALERT(R) Companion and EP-WorkMate(R). In connection with our upcoming migration from the EP-3(TM) Stimulator platform to the EP-4(TM) Stimulator platform, we will be changing our third-party manufacturing source.

Any interruption by these third-party sources in the supply of such products or components, as a result of any failure to obtain necessary regulatory approvals or other events relating to the performance of any third party source, would have a material adverse effect on our ability to deliver those products or the products in which such components are used and could materially adversely impact our sales and gross margins. If any interruption were to occur, we may not be able to reach an acceptable arrangement with an alternative source of supply on a timely basis. Our failure to find alternative manufacturing sources could have a material adverse effect on our business, results of operations and financial condition.

Our principal shareholders have the ability to control us and their interests may, at times, conflict with the interests of our other shareholders.

     As a result of our prior private placement financings, we have shareholders who hold a large percentage of our outstanding shares of common stock. David Jenkins, our Chairman of the Board, beneficially owns, either directly or indirectly through entities in which he has ownership, approximately 3,357,400 shares of our common stock, or 16.9% of the outstanding shares of our common stock, assuming currently exercisable warrants held directly or indirectly by him are fully exercised. Abhijeet Lele, one of our directors, beneficially owns, either directly or indirectly through limited partnerships of which he has management control, approximately 2,940,000 shares of our common stock, or 14.8% of the outstanding shares of our common stock, assuming currently exercisable warrants held directly or indirectly by him are fully exercised. To the extent that these shareholders exercise their voting rights in concert, they may have the ability to appoint new management and to control the outcome of matters submitted to a vote of the holders of our common stock. In addition, because our certificate of incorporation does not provide for cumulative voting with respect to election of directors, these shareholders and their affiliates may be able to control the election of members of our board. The interests of these equity holders may at times conflict with the interests of our other shareholders.

Our success depends in part on our ability to keep pace with technological developments and marketplace changes.

     The electrophysiology market is characterized by rapidly changing technology, new products and industry standards. Accordingly, our ability to compete depends on our ability to develop new products and improve existing ones to keep pace with technological and marketplace changes. The research and development necessary for new products and for product refinements can take longer and require greater expenditures than we expect, and our efforts may not be successful. Moreover, any new products or refinements to existing products may not be accepted by physicians or patients. If we are unable to successfully respond to technological developments or changes in the marketplace in which we compete, our business, financial condition and prospects may be materially adversely affected.

Our patents and proprietary rights might not provide sufficient protection.

     Our success and ability to compete in the electrophysiology marketplace depends on our ability to protect our patents, proprietary technology and other intellectual property. We have acquired, and will continue to seek to acquire, patents, and we have entered into license agreements to obtain rights, including patent rights, of third parties that we consider important to our business. Patents might not be issued on our patent applications and applications for which we have acquired licenses. Further, if those patents are issued, they may not be of sufficient scope and strength to provide us with meaningful protection or commercial advantage. Additionally, these patents may be challenged, invalidated or circumvented in the future. Moreover, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may presently have or may seek patents that will prevent, limit or interfere with our ability to make, use or sell our products in the United States and other countries.

     In addition to patents, we rely on a combination of trade secrets, copyrights and trademarks to protect our intellectual property rights. For example, our software (which is an integrated component in the EP-WorkMate(R) and EP-3(TM) Stimulator) is copyrighted, however, existing copyright laws offer only limited practical protection from misappropriation. Our competitors may independently develop substantially equivalent proprietary technology.

If we are unable to pay royalties, we may lose our rights to use certain important technology.

     We have entered into several technology agreements which require us to pay royalties, including, in some cases, minimum annual royalties. Under the terms of our agreement relating to the SilverFlex(R) technology, minimum royalties became payable in 2002 at the rate of $3,000 per quarter or, in the alternative, at our option, we may grant to the inventor of the technology a non-exclusive, royalty-free license to the patent allowing for the use of the technology as well as sublicensing it to third parties. If we do not pay these royalties, we may be in breach of our technology agreements and could lose the rights granted to us under these agreements. The loss of these rights would affect our ability to make, market and sell the ALERT(R) product line and the SilverFlex(R) product line, which could have a material adverse affect on our business, results of operations, financial condition and prospects.

Intellectual property litigation could harm our business.

     Litigation over infringement claims is frequent in the medical device industry. We may have to defend against third party intellectual property claims or litigate against third parties that are infringing on our patents or other intellectual property rights. Any intellectual property litigation, with or without merit, would be time consuming and costly. The result of such litigation could cause us to cancel or delay shipments of any products found to be employing another party's intellectual property rights, require us to develop alternative technology or require us to enter into costly royalty or licensing agreements. Further, if necessary licenses are not available to us on satisfactory terms, we may not be able to redesign our products or processes to avoid any alleged infringement of a third party's intellectual property rights. Accordingly, we could be prevented from manufacturing and selling some of our products. Litigation to defend against third party patents and other intellectual property claims and litigation initiated by us to protect our patents and other intellectual property rights may be costly and time consuming to our management. Such costs may be prohibitive and may affect our ability to defend against or initiate patent and other intellectual property claims. In addition, any litigation of this type might require our management to focus on matters outside of the day-to-day operations of our business. Our inability to defend against any type of intellectual property claim or protect our own intellectual property may have a material adverse effect on our business, results of operations and financial condition.

We face significant competition, and many of our competitors have greater financial, marketing and other resources than we do, which may affect our future success.

     The medical device market, particularly in the area of electrophysiology products, is highly competitive and is characterized by rapid product development and technological change. Many of our competitors have access to significantly greater financial, marketing and other resources than we do. The greater resources of our competitors could enable them to develop competing products more quickly so as to make it difficult for us to develop a share of the market for these products. By having greater resources, our competitors may also be able to respond more quickly to technology changes in the marketplace and may be able to obtain regulatory approval for products more quickly than we can. Our future success will depend on our ability to remain competitive with other developers of medical devices and therapies.

Third-party reimbursement might be denied, might ultimately be at levels which effectively reduce our prices, or might be unavailable for some of our products, and we may not earn as much income from the sale of our products as we currently anticipate.

     Our products are generally purchased by physicians or medical institutions. In the United States, third-party payors, such as Medicare, Medicaid and private insurers, are billed for the healthcare services provided to patients using those products. Similar reimbursement arrangements exist in several European countries. Third-party payors are increasingly challenging the prices charged for medical products and services and are putting pressure on medical equipment suppliers to reduce prices. Certain procedures involving the EP-WorkMate(R), our EP-3(TM) Stimulator, our Alert(R) System product line and our ViewMate(R) catheters currently are eligible for reimbursement at varying levels of reimbursement, some of which will need to increase for us to continue to increase revenues. Maintaining and increasing levels of third-party payor reimbursement will likely be tied to economic benefits realized through use of our products and patient outcomes and resulting market acceptance of those products. We cannot assure you that significant economic benefits from the use of our products can or will be realized or that patient outcomes from the use of our products will be significantly improved. In addition, changes in FDA regulations or in third-party payor policies could limit or reduce reimbursement or make reimbursement unavailable for procedures using our products. In any of those events, or if third-party reimbursement does not become available for products we may develop in the future, our business, results of operations and financial condition could be materially adversely affected.

The success of our business is dependent on our key personnel and the loss of any of these personnel could have a material adverse effect on our business, results of operations and financial condition.

     The success of our business is dependent, to a significant extent, upon the abilities and continued efforts of our senior management team, including Reinhard Schmidt, our President, Chief Executive Officer and a member of our board of directors. Our success also depends upon certain of our research and development and other scientific personnel. We have an employment contract with Mr. Schmidt, but none of our other executive officers or key scientific personnel currently has an employment agreement with us. We currently maintain key-man life insurance on our President and Chief Executive Officer and Vice President of Engineering, but there can be no assurance that this policy will be maintained or renewed.

The loss of any of these persons and the inability to quickly attract replacements for these key personnel could have a material adverse effect on our business, results of operations and financial condition.

We might not be able to attract, manage and retain our sales force and third-party distributors, which may affect our ability to promote and sell our products.

     We utilize our own direct sales and marketing force to sell and promote our products in the United States and France. We might not be able to continue to attract, manage and retain a qualified sales and marketing force who can successfully promote our products, which could materially adversely affect our business, results of operations and financial condition.

     We generate sales throughout the rest of the world through a distribution network. While we do not consider any one distributor to be material to our business, we might not be able to replace existing distributors on a timely basis if present relationships are terminated. Further, we might not be able to make arrangements with new distributors to access new international markets. If our current or future distributors are not successful in actively and effectively marketing our products, it could have a material adverse effect on our business and prospects.

Our business could be subject to product liability claims, which, if successful, could have a material adverse effect on our business and financial condition.

     We face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that our technologies or products are alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure as our products are highly complex and some are or will be used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. In addition, misuse of these products, including the misuse or reuse of our catheters, may increase the risk of a patient experiencing adverse effects and, as a result, the risk of product liability claims.

     We may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage at a reasonable cost. We currently maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year. This insurance is expensive and may not be available to us in the future. An inability to obtain or maintain product liability insurance at acceptable costs or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of some or all of our products. A successful claim against us or settlement by us in excess of our insurance coverage or our inability to maintain insurance, could have a material adverse effect on our business, results of operations and financial condition.

We are subject to risks associated with sales in multiple countries.

     We derive a significant portion of our revenues from sources outside the United States. In 2002 and 2001, approximately 37% and 38%, respectively, of our net sales were derived from sales outside the United States. We expect international sales will continue to represent a significant percentage of our total sales, and we intend to continue to increase our operations outside of the United States. We sell our products in the countries of the European Community and in Japan, Turkey, Saudi Arabia and China, among others. While we attempt to mitigate risks associated with international sales, as a result of the significant portion of our revenues derived from such international sales, we are subject to associated risks, including:

o export license requirements and unauthorized re-export of our products to non-U.S. approved jurisdictions;

o    currency   devaluations  and  fluctuations  in  currency   exchange  rates,
     particularly in Europe in connection with the Euro and pounds sterling;

o    imposition of, or increases in, customs duties and other tariffs;

o    inability to definitively determine or satisfy legal requirements;

o    inability to effectively enforce contract or legal rights;

o inability to obtain complete financial and other information under local legal, judicial, regulatory, disclosure and other systems;

o    unexpected changes in regulatory requirements;

o nationalization and other risks, which could result from a change in government or other political, social or economic instability;

o    extended collection periods for accounts receivable;

o    potentially inadequate protections of intellectual property rights;

o    restrictions on repatriation of earnings; and

o the effects of terrorism, wars or other geopolitical events which, directly or indirectly, impact the demands for products manufactured or sold by United States' companies or the global economy generally.

These risks could have a material adverse effect on our ability to maintain and expand foreign sales. Our failure to maintain and expand foreign sales would have a material adverse effect on our business, results of operations and financial condition.

Our  business  and  financial   condition  are  subject  to  various  risks  and
uncertainties arising from domestic and international laws and regulations.

     United States. In the United States, the development, testing, manufacture, labeling, marketing, promotion and sale of medical devices is regulated principally by the FDA under the Federal Food, Drug and Cosmetic Act. The FDA has broad discretion in enforcing compliance with that statute and its regulations. Our ability to continue to sell our products commercially is subject to continuing FDA oversight of the on-going design, manufacturing, packaging, labeling, storage and quality of our medical devices. While we are currently in full compliance with the FDA, we are subject to additional inspections by the FDA and cannot assure you that we will be in full compliance during any future FDA inspections, particularly with respect to facilities maintained by any third party with which we have an agreement to manufacture our catheters or components of our other products. Noncompliance can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution, any of which could have a material adverse effect on our business, results of operations and financial condition.

     International. In order for us to market our products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within that country. We may not be able to obtain regulatory approvals in such countries or we may be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Failure to obtain approvals or delays in the receipt of approvals to market our products and/or failure to maintain the approvals we currently have and those which we may receive in the future would have a material adverse effect on our business, results of operations, financial condition and prospects. Presently, we are permitted to sell some of our products in countries that are members of the European Union. We cannot be sure that we will be successful in maintaining that permission.

Potential issuance of preferred stock may delay, defer or prevent corporate takeover.

     The board of directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The board of directors, without shareholder approval, can issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of our common stock. Currently, 373,779 shares of our Series A Convertible Preferred Stock are outstanding and are owned by Medtronic, Inc. ("Medtronic"). Those shares are currently convertible, at our or Medtronic's option, into 387,946 shares of common stock. With certain customary exceptions, the number of shares of our common stock that may be received by the holder upon conversion of those preferred shares may be increased based on a customary weighted-average anti-dilution formula if we issue or sell shares of our common stock, or securities convertible or exercisable for shares of our common stock, at a price that is less than $1.715 per share. We have no present intention to issue additional shares of preferred stock. The potential future issuance of preferred stock under certain circumstances may have the effect of delaying, deferring or preventing a change in control of us or otherwise adversely affecting the rights of the holders of common stock.

     Our certificate of incorporation does not provide for cumulative voting with respect to the election of directors, but does provide for staggered elections of our board of directors. As a result, shareholders who have large holdings of our common stock may be able to control the election of members of our board, which may have the effect of delaying or preventing a change in control of us, including transactions in which our shareholders might otherwise receive a premium for their shares over current market prices.

II.      Risk Factors Related Specifically to Our Common Stock

Our common stock price is volatile and may decline even if our business is doing well.

     The market price of our common stock has been, and is likely to continue to be, highly volatile. Market prices for securities of medical device companies, including ours, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors can have a significant effect on the market price of our common stock:

o    announcements of technological innovations or new products by us or others,

o    clinical trial results,

o    developments concerning agreements with collaborators,

o    government regulation,

o    developments in patent or other proprietary rights,

o public concern as to the safety of electrophysiology products developed by us or others,

o future sales of substantial amounts of our common stock by existing shareholders, and

o    comments by securities analysts and general market conditions.

     The realization of any of the risks described in these "Risk Factors" could have a negative affect on the market price of our common stock.

Our common stock trades on The Nasdaq SmallCap Market quotation system. In the future, our common stock may be removed from listing on The Nasdaq SmallCap Market quotation system and may not qualify for listing on any stock exchange, in which case it may be difficult to find a market in our common stock.

     Our securities trade on The Nasdaq SmallCap Market. Nasdaq has several requirements for companies to meet for continued listing, including minimum stockholders' equity. If we fail to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market, our common stock could be delisted from The Nasdaq SmallCap Market. There can be no assurance that we will satisfy the requirements for continued listing on The Nasdaq SmallCap Market.

     If our common stock is no longer traded on The Nasdaq SmallCap Market, it may be more difficult for you to sell shares that you own, and the price of our common stock may be negatively affected. As a result, there is a risk that holders of our common stock may not be able to obtain accurate price quotes or be able to correctly assess the market price of our common stock. Increases in volatility could also make it more difficult to pledge shares of our common stock as collateral, if holders sought to do so, because a lender might be unable to accurately value our common stock.

     If we fail to maintain our listing on The Nasdaq SmallCap Market for any reason, our common stock will be traded on the Nasdaq's Over the Counter Bulletin Board ("OTCBB") or may be considered a penny stock under regulations of the SEC and trade on the "pink sheets", each of which would impose additional sales practice requirements on broker-dealers who buy and sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and your ability to sell our securities in the secondary market. This also could limit our ability to raise additional financing.

Future sales of our common stock by existing shareholders could negatively affect the market price of our common stock and make it more difficult for us to sell shares of our common stock in the future.

     Sales of our common stock in the public market, or the perception that such sales could occur, could result in a drop in the market price of our securities and make it more difficult for us to complete future equity financings. In addition to the shares available to be re-sold in this offering, we have outstanding the following shares of common stock:

o Approximately 19,862,000 shares of common stock are either freely tradeable in the public markets or are eligible for sale in the public markets.

o As of January 20, 2004, there are an aggregate of approximately 1,692,000 shares of common stock that may be issued on the exercise of outstanding stock options granted under our 1995 Long Term Incentive Plan, our 1995 Director Option Plan and our 2002 Stock Option Plan at a weighted average exercise price of $2.37 per share.

o As of January 20, 2004, there are an aggregate of approximately 1,602,000 shares of common stock that may be issued on the exercise of outstanding warrants.

o We have in effect registration statements under the Securities Act registering approximately 1,455,000 shares of common stock reserved under our stock option and long term incentive plans. Approximately 57,000 shares of common stock that may be issued on the exercise of outstanding stock options will be available for public resale under SEC Rule 144 pursuant to Rule 701 under the Securities Act.

o We have in effect a registration statement under the Securities Act registering approximately 1,568,000 shares of common stock which may be issued upon conversion of a secured convertible note pursuant to our existing revolving credit facility.

     We cannot estimate the number of shares of common stock that may actually be resold in the public market since this will depend upon the market price for the common stock, the individual circumstances of the sellers and other factors. We also have a number of shareholders, including the selling shareholders named in this prospectus, that own significant blocks of our common stock. Such concentration of ownership could affect the liquidity of our common stock and have an adverse effect on the price of our common stock. If these shareholders sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the market price of our common stock could drop significantly.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statements. Except as may be required by law, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

o    our financial prospects,

o    our financing plans,

o    trends affecting our financial condition or operating results,

o    our expectations relating to product approvals by the FDA,

o    our  strategies  for  growth,   operations,  and  product  development  and
     commercialization, and

o    conditions or trends in or factors affecting the medical device market.

You should understand that a number of factors could cause our results to differ materially from those expressed in the forward-looking statements. The information incorporated by reference or provided in this prospectus identifies important factors that could cause these differences. Those factors include, among others, the high cost and uncertainty of technology and electrophysiology product development, which can result in loss of profitability and long delays in getting our products to market.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the resale of the shares of our common stock offered by this prospectus. All proceeds from the sale of these shares will be solely for the accounts of the selling shareholders.

                              SELLING STOCKHOLDERS

     We are registering the shares of common stock offered for sale by this prospectus as required by a registration rights agreement dated as of December 26, 2003, in connection with a private placement to the selling stockholders.

     The following table identifies the selling stockholders and sets forth information regarding the number of shares of our common stock (1) beneficially owned by each selling stockholder as of January 20, 2004, (2) each selling stockholder or its nominee may sell pursuant to this prospectus, and (3) beneficially owned by each selling stockholder after this offering (assuming the sale of all shares offered under this prospectus). This information has been obtained from the selling stockholders. Since the date on which the selling stockholders provided us with the information below, the selling stockholder may have sold, transferred or otherwise disposed of some or all of their shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. The shares of our common stock offered by this prospectus are being registered to permit public secondary trading of those shares which the selling stockholders may offer for resale from time to time. Because the selling stockholders may sell all or some of those shares offered by this prospectus, no estimate can be given as to the number of shares that will be held by the selling stockholders upon termination of this offering. Within the past three years, none of the selling stockholders have held any positions or office with us or any of our affiliates or had a material relationship with us or any of our affiliates.

         The information in the table is as of the date of this prospectus.

                                                                           Stock
                                        Stock Beneficially Owned        Offered By         Stock Beneficially Owned
                                        Prior to the Offering (1)     This Prospectus         After the Offering
Selling shareholders                      Stock      Percent (2)                             Stock       Percent (2)
SF Capital Partners Ltd.                1,000,000        4.3%            1,000,000             -              -
Catalysis Partners, LLC                   97,000           *                75,000          22,000            *
TCMP3 Partners                            80,000           *                80,000             -              -
C.E. Unterberg, Towbin Capital           250,000                           250,000
     Partners I, LP                                      1.1%                                  -              -
     Marjorie & Clarence E.               50,000                            50,000
     Unterberg Foundation Inc.                             *                                                  -
Andrew Arno                               20,000           *                20,000             -              -
Andrew Arno ACF                           5,000                              5,000
     Jesse B. Arno UGMA                                    *                                   -              -
Andrew Arno ACF                           5,000                              5,000
     Matthew Arno UGMA                                     *                                   -
Elizabeth Arno                            20,000           *                20,000             -              -
Peter C. Keefe SEP-IRA                    8,000            *                 5,000           3,000            *
Alexandra B. Knop                         20,000           *                 7,000          13,000            *
William J.W. Knop                         18,000           *                 9,000           9,000            *
James H. Rooney                           30,000           *                20,000          10,000            *
Peter J. Knop                             45,000           *                15,000          30,000            *
Mary L. Mackall                           27,500           *                 7,000          20,500            *
Charles G. Mackall Jr.                    41,500           *                10,000          31,500            *
Robert D. Van Roijen                     467,482         2.0%               50,000          417,482         1.8%
Patience Partners, LP                     35,400           *                10,000          25,400            *
Oracle Offshore Ltd.                      13,000           *                13,000             -              -
Sam Oracle Investments, Inc.              31,000           *                31,000             -              -
Oracle Partners, LP                      313,000         1.4%              313,000             -              -
Oracle Institutional Partners LP          90,000           *                90,000             -              -
Blaze Corporation                         90,000           *                15,000          75,000            *
Burton R. Rubin                           5,000            *                 5,000             -              -
J. Bruce Llewellyn                        10,000           *                10,000             -              -
Atlas Fund, LLC                         1,000,000        4.3%            1,000,000             -              -
James E. Borner & Ann B. Borner           15,000                            15,000
     JTWROS                                                *                                   -              -
Charles A. DeBare                         15,000           *                15,000             -              -
Mary A. DeBare                            15,000           *                15,000             -              -
Scott A. Sampson TEE FBO: SAS             20,000                            20,000
     Trust I  U/A/D 7/30/93                                *                                   -              -
     Stuart Schapiro Money Purchase       20,000                          20,000
     Plan                                                  *                                   -              -
         _________________

* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(2) Percentages are computed on the basis of 23,062,179 shares of common stock issued and outstanding as of January 20, 2004.

                   REGISTRATION RIGHTS AND LIQUIDATED DAMAGES

     On December 26, 2003, we entered into a registration rights agreement relating to the shares of our common stock offered for resale pursuant to this prospectus. In this registration rights agreement, we agreed to: (1) file a registration statement (of which this prospectus is a part) with the SEC, not later than 30 days after December 26, 2003, covering resales of the shares of our common stock offered for resale pursuant to this prospectus; (2) use our commercially reasonable efforts to cause the registration statement (of which this prospectus is a part) to be declared effective within 120 days from December 26, 2003; and (3) keep the registration statement (of which this prospectus is a part) effective until the earlier of (a) the date when all of the shares of our common stock offered for resale pursuant to this prospectus registered hereunder have been sold, and (b) the date that all shares of our common stock offered for resale pursuant to this prospectus may be immediately sold without restriction and without registration under the Securities Act of 1933, as amended. Thereafter, we are entitled to withdraw the registration statement of which this prospectus is a part and the selling shareholders (and their permitted transferees) will have no further right to offer or sell any shares of our common stock offered for resale pursuant to the registration statement of which this prospectus is a part.

     Subject to the next sentence and the next paragraph, the registration rights agreement provides that (1) if we fail to file the registration statement (of which this prospectus is a part) with the SEC on or prior to January 25, 2004, or (2) if the registration statement (of which this prospectus is a part) is not declared effective by the SEC on or prior to April 24, 2004 (each of clause (1) and (2) are referred to in this section as a "Registration Default"), then we will be required to pay liquidated damages to the investors. Pursuant to the terms of the registration rights agreement, we agreed to pay to each selling shareholder named herein (and their permitted transferees) liquidated damages in an amount equal to 1.0% of the purchase price for the shares of common stock paid by the selling shareholders named herein for each full 30-day period (pro rata on a 360 day basis) following the Registration Default until the applicable Registration Default has been cured. In any event, no liquidated damages will accrue after the fifteen (15) month anniversary of December 26, 2003.

     We are permitted to suspend the use of the registration statement of which this prospectus is a part on no more than two occasions for a period not more than 30 business days under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

     EP MedSystems will pay all the expenses in connection with this offering, other than underwriting commissions and discounts and legal fees and expenses of the selling stockholders. The selling stockholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but will pay all commissions, discounts, and any other compensation to any securities broker-dealers through whom they sell any of the shares.

                       CHANGES IN INDEPENDENT ACCOUNTANTS

     As disclosed in the Company's Form 8-K filed with the SEC on September 2, 2003, on August 25, 2003, the Audit Committee of the Board of Directors of the Company, acting on behalf of the Company and the Company's Board of Directors, dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent accountant. The decision to change accountants was approved by the audit committee of the Company's Board of Directors.

     During the two most recent fiscal years ended December 31, 2002 and 2001 and the subsequent interim period through August 25, 2003 (the "Reporting Period"), none of PwC's reports on the Company's financial statements contained an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle, except for the following: (1) a reference in the PwC report on the 2002 financial statements to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002 and
(2) and a reference in the PwC report on the 2001 financial statements to a revision of such financial statements with respect to the valuation allowance related to net operating losses incurred in the State of New Jersey.



     Except as noted in the immediately succeeding paragraph, in connection with its audits for the two most recent fiscal years ended December 31, 2002 and 2001 and through August 25, 2003, there have been no disagreements, with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the financial statements for such years.



     The Company and PwC had a disagreement with respect to the application of Emerging Issues Task Force ("EITF") Issue No. 00-27, "Application of Issue 98-5 to Certain Convertible Instruments", and EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" as it relates to the interest charge associated with certain beneficial features and the intrinsic value of embedded conversion options within convertible promissory bridge notes outstanding at December 31, 2002 and converted to equity on January 31, 2003. After discussions between the Audit Committee of the Board of Directors, the Company's management and PwC, the matter was resolved to the satisfaction of PwC. If this matter had not been resolved to the satisfaction of PwC, it would have been referred to in PwC's audit report on the Company's financial statements as of and for the year ended December 31, 2003 if one were to be issued. PwC has been authorized to respond fully to the inquiries of any successor independent accounting firm regarding this disagreement.



     As disclosed in the Company's Form 8-K filed with the SEC on September 3, 2003, the Company appointed Grant Thornton LLP as the Company's independent accountant on September 3, 2003. The change of independent accountant was approved by the Audit Committee of the Board of Directors.



                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling shareholders. As used herein in this section, "selling stockholders" includes pledgees, distributees, transferees or other successors-in-interest. The shares of our common stock covered hereby may be offered and sold from time to time by the selling stockholders.

     The 3,200,000 shares of common stock registered hereby were originally issued to, and purchased by the selling shareholders at a price of $2.56 in a private placement pursuant to agreements dated as of December 26, 2003. These shares of common stock were issued and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, as provided by Rule 506 of Regulation D promulgated thereunder. We paid C.E. Unterberg, Towbin a placement fee for services as our placement agent in connection with the December 26, 2003 private placement. In addition, in connection with the waiver of certain rights under, and termination of, a previous placement agency agreement, we paid a previously-engaged placement agent, who served as placement agent for a previous private placement completed by the Company, a fee from the proceeds of the December 26, 2003 private placement. Both of those fees, taken together, were not in excess of the customary fee for transactions similar to the December 26, 2003 private placement.

     The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o    short sales;

o a broker-dealer may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such method of sale; and

o    any other method permitted pursuant to applicable law.

     The shares of common stock offered for resale pursuant to this prospectus are listed on The Nasdaq SmallCap Market.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock currently held by selling stockholders. The selling shareholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended, if available, rather than under this prospectus. The selling stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act of 1933, as amended, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act of 1933, as amended.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). We believe that usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules under Regulation M of the Securities Exchange Act of 1934, as amended, may apply to sales of the shares in the market and to the activities of the selling stockholders and their affiliates. We have agreed to pay for the costs of registering the shares under the Securities Act of 1933, as amended, including the registration fee payable to the SEC, reasonable fees and disbursements of counsel, accounting fees and printing fees. The selling stockholders will bear all other expenses in connection with this offering, including brokerage commissions.

     No sales may be made pursuant to this prospectus after such date unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness. There can be no assurance that the selling shareholders will sell all or any of the shares offered hereunder.

                                  LEGAL MATTERS

     The validity of the shares offered pursuant to this prospectus will be passed upon for us and the selling stockholders by Heller Ehrman White & McAuliffe LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements, incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with the SEC by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus.

The following documents we have filed with the SEC are incorporated by reference into this prospectus:

o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

o    Our Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2003;

o Our Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2003 and September 30, 2003;

o Our Proxy Statement on Schedule 14A, filed October 15, 2003, for our annual meeting of shareholders held on November 17, 2003;

o Our Current Reports on Form 8-K, filed on January 15, 2003, February 7, 2003, March 25, 2003, April 8, 2003, April 14, 2003, May 13, 2003, August
     5, 2003, August 25, 2003, September 2, 2003, September 3, 2003, September 12, 2003, October 30, 2003, and December 29, 2003; and

o The description of our common stock contained in our registration statement on Form 8-A filed on April 19, 1996.

     Additionally, all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this prospectus and shall automatically update and supersede this information.

     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to EP MedSystems, Inc., 575 Route 73

North,  Building  D,  West  Berlin,  New  Jersey  08901,  Attention:   Corporate
Secretary, telephone: (856) 753-8533.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding us and the shares offered hereby, please refer to the registration statement. The statements in this prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated in this prospectus by reference. You may inspect a copy of the registration statement without charge at the SEC's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the SEC.

     We are required by the Securities Exchange Act of 1934, as amended, to file reports, proxy statements and other information with the SEC. These filings may be inspected and copied (at prescribed rates) at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public on the SEC's web site at http://www.sec.gov. Our reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

                                      PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the common stock being registered:

           Securities and Exchange Commission registration fee........................        $1,325.78
           Legal fees and expenses....................................................          $10,000
           Accountants' fees and expenses.............................................          $12,000
           Miscellaneous                                                                         $5,000
           Total......................................................................       $28,325.78

     The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the "BCA"), sets forth the extent to which a corporation may indemnify its directors, officers and employees. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law, the term "corporate agent" includes any present or former director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this Section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

     With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

     The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the shareholders.

     A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the board of directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

     Our certificate of incorporation and by-laws provide that we may indemnify our directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law, provided that such persons acted in good faith and in a manner reasonably believed to be in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. We also maintain liability insurance for our officers and directors. There can be no assurance, however, that we will be able to maintain such insurance on reasonable terms.

     In addition, Section 14A:2-7 of the BCA provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its shareholders, were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

     Our certificate of incorporation and by-laws provide that our directors will not be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to us, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such director or officer of an improper personal benefit.

ITEM 16. EXHIBITS

Exhibit Number    Description

          3.1  Amended  and  Restated   Certificate  of   Incorporation   of  EP
               MedSystems, Inc., filed with the Secretary of State of the State of New Jersey on April 8, 1996. (1)

          3.2 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc., filed with the Secretary of State of the State of New Jersey on November 6, 1998. (2)

          3.3 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc., filed with the Secretary of State of the State of New Jersey on October 23, 2001. (3)

          3.4* Certificate of Amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc., filed with the Secretary of State of the State of New Jersey on December 22, 2003.

          3.5  Bylaws, as amended. (1)

          4.1* Form of Common Stock Purchase  Agreement  dated December 26, 2003
               (identical agreements, except for number of shares of Common Stock acquired, were executed by each of the selling shareholders).

          4.2* Form of  Registration  Rights  Agreement  dated December 26, 2003
               (identical agreements were executed by each of the selling shareholders).

          5.1* Opinion of Heller Ehrman White & McAuliffe LLP, regarding the legality of the shares.

          23.1* Consent of PricewaterhouseCoopers LLP.

          23.2*Consent of Heller Ehrman White & McAuliffe LLP (included in its opinion in Exhibit 5.1).

          24.1* Powers of Attorney (included on signature page).

         __________________
         *Filed herewith.

(1) Incorporated by reference from EP MedSystems, Inc.'s Registration Statement on Form SB-2 and Pre-Effective Amendments No. 1 and 2 thereto previously filed with the Commission on April 18, 1996, May 28, 1996 and June 13, 1996, respectively.

(2) Incorporated by reference from EP MedSystems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, previously filed with the Commission.

(3) Incorporated by reference from EP MedSystems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, previously filed with the Commission.

ITEM 17. UNDERTAKINGS

         The Registrant will:

     1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (a) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

     (c) Include any additional or changed material information on the plan of distribution.

     Provided, however, that the Registrant does not need to make post-effective amendments with respect to the information set forth in paragraphs (a) and (b) above if the information is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

     2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Berlin, State of New Jersey, on the 22nd day of January, 2004.

                                     EP MedSystems, Inc.


                                     By:      /s/ Reinhard Schmidt
                                              ___________________________
                                              Reinhard Schmidt
                                              President, Chief Executive
                                              Officer and Director


     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Reinhard Schmidt and Matthew C. Hill, and each of them individually, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all applications, registration statements, notices, reports and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offering described therein, and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 22nd day of January, 2004.

                     Signature                                       Title(s)
               /s/Reinhard Schmidt                    President, Chief Executive Officer and Director
                  Reinhard Schmidt                   (Principal Executive Officer)


              /s/ Matthew C. Hill                    Chief Financial Officer and Secretary (Principal Financial and
                  Matthew C. Hill                    Principal Accounting Officer)

              /s/ David Jenkins                      Director and Chairman of the Board
                  David Jenkins

              /s/ Richard C. Williams                Director
                  Richard C. Williams

              /s/ Paul L. Ray                        Director
                  Paul L. Ray

              /s/ Abhijeet Lele                      Director
                  Abhijeet Lele


                                  EXHIBIT INDEX
Exhibit Number    Description

          3.1  Amended  and  Restated   Certificate  of   Incorporation   of  EP
               MedSystems, Inc., filed with the Secretary of State of the State of New Jersey on April 8, 1996. (1)

          3.2 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc., filed with the Secretary of State of the State of New Jersey on November 6, 1998. (2)

          3.3 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc., filed with the Secretary of State of the State of New Jersey on October 23, 2001. (3)

          3.4* Certificate of Amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc., filed with the Secretary of State of the State of New Jersey on December 22, 2003.

          3.5  Bylaws, as amended. (1)

          4.1* Form of Common Stock Purchase  Agreement  dated December 26, 2003
               (identical agreements, except for number of shares of Common Stock acquired, were executed by each of the selling shareholders).

          4.2* Form of  Registration  Rights  Agreement  dated December 26, 2003
               (identical agreements were executed by each of the selling shareholders).

          5.1* Opinion of Heller Ehrman White & McAuliffe LLP, regarding the legality of the shares.

          23.1* Consent of PricewaterhouseCoopers LLP.

          23.2*Consent of Heller Ehrman White & McAuliffe LLP (included in its opinion in Exhibit 5.1).

          24.1* Powers of Attorney (included on signature page).

         __________________
         *Filed herewith.

(1) Incorporated by reference from EP MedSystems, Inc.'s Registration Statement on Form SB-2 and Pre-Effective Amendments No. 1 and 2 thereto previously filed with the Commission on April 18, 1996, May 28, 1996 and June 13, 1996, respectively.

(2) Incorporated by reference from EP MedSystems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, previously filed with the Commission.

(3) Incorporated by reference from EP MedSystems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, previously filed with the Commission.